RF INDUSTRIES, LTD.	For Immediate Release

RF Connectors/Aviel/Neulink/Bioconnect

Investor Contact: Neil Berkman Associates (310) 826 - 5051 info@berkmanassociates.com	Company Contact: Howard F. Hill President/CEO (858) 549-6340

RF Industries Reports First Quarter Results

Initiates $0.02 Per Common Share Quarterly Dividend

SAN DIEGO, CA, March 23, 2007 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced that sales for the first quarter ended January 31, 2007 were $3,152,000 compared to $3,375,000, in the same quarter last year. Net income, after the effect of SFAS 123 (R) "Accounting for Stock Based Compensation", was $33,000, or $0.01 per share, compared to net income of $265,000, or $0.07 per diluted share, in the first quarter last year. Non-cash, after tax expenses related to accounting for stock-based compensation during the first quarter were $117,000, or $0.03 per diluted share.

Quarterly Cash Dividend

RFI's Board of Directors approved a quarterly dividend, which has initially been set at $0.02 per common share, payable on April 16, 2007 to shareholders of record on March 30, 2007.

"We are confident that RFI's resources, future growth and prospects for the coming year will support the initiation of this modest quarterly dividend. RFI's Board will periodically review the dividend in light of the Company's performance and cash requirements," said Howard Hill, RFI's president and CEO.

First Quarter Review

"Results for the first quarter, typically our seasonally weakest period, were affected by lower sales and margins at RF Connector and Cable products, reflecting product mix and inventory adjustments at some of our major distributors," said Howard Hill, RFI's president and CEO.

"We have recently increased prices on selective connector and cable products and believe that the majority of our customers have completed their inventory adjustments. Bioconnect is continuing its strong double digit sales growth and we are encouraged by Neulink's opportunities for improved sales in the current fiscal year," said Hill.

Hill noted that non-cash, after-tax option related expenses are projected at approximately $328,000, or $0.09 per diluted share, for the current fiscal year ending October 31, 2007.

At January 31, 2007, RFI reported cash and cash equivalents of $5,485,000, investments in available-for-sale securities of $1,041,000, working capital of $13,093,000, a 18 to 1 current ratio, no long-term debt and stockholders' equity of $13,699,000, or $4.19 per share.

About RF Industries

The RF Connectors and Cable Assembly division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies. Worswick provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345
E-mail: rfi@rfindustries.com● Internet: www.rfindustries.com

RF INDUSTRIES, LTD.
CONDENSED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)(unaudited)

	Three Months Ended
	January 31,
	2007	2006

Net sales	$3,152	$3,375
Cost of sales	1,890	1,814

Gross profit	1,262	1,561

Operating expenses:
Engineering	117	149
Selling and general	1,124	1,021

Total operating expenses	1,241	1,170

Operating income	21	391

Other income	109	73

Income before provision for income taxes	130	464
Provision for income taxes	97	199

Net income	$33	$265

Earnings per share
Basic	$0.01	$0.09
Diluted	$0.01	$0.07

Weighted average shares outstanding
Basic	3,256,758	3,107,732
Diluted	3,817,132	3,656,857

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS
(in thousands)(Unaudited)

	January 31,	October 31,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$5,485	$4,613
Investments in available-for-sale securities	1,041	2,253
Trade accounts receivable, net	1,271	2,053
Inventories	5,518	5,251
Income tax refund receivable	126	--
Other current assets	258	208
Deferred tax assets	180	196

TOTAL CURRENT ASSETS	13,879	14,574

Property, and equipment, net	323	376
Goodwill	201	201
Amortizable intangible asset	63	73
Note receivable from stockholder	67	67
Other assets	28	28

TOTAL ASSETS	$14,561	$15,319

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$358	$441
Accrued expenses	407	603
Income taxes payable	21	720

TOTAL CURRENT LIABILITIES	786	1,764

Deferred tax liabilities	76	91

TOTAL LIABILITIES	862	1,855

STOCKHOLDERS' EQUITY

Common stock	33	33
Additional paid-in capital	4,788	4,583
Retained earnings	8,876	8,843
Accumulated other comprehensive income	2	5

TOTAL STOCKHOLDERS' EQUITY	13,699	13,464

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,561	$15,319